CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 24 to Registration Statement No. 333-52956 of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company on Form N-4 of our report dated March 29, 2013 on the financial statements and financial highlights of each of the investment divisions of the Variable Annuity-1 Series Account of Great-West Life & Annuity Insurance Company and of our report dated February 28, 2013 relating to the consolidated financial statements and financial statement schedule of Great-West Life & Annuity Insurance Company and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph referring to the retrospective adoption of a change in accounting for costs associated with acquiring or renewing insurance contracts), both appearing in the Statement of Additional Information which is part of such Registration Statement.

We also consent to the reference to us under the heading “Condensed Financial Information” in the Prospectus, which is also part of such Registration Statement, and to the references to us as experts under the heading “Independent Registered Public Accounting Firm” in such Prospectus and in the Statement of Additional Information.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

April 18, 2013